Exhibit 8.1

HUNTON ANDREWS KURTH LLP FILE NO: 123674.7

May 10, 2022

NewLake Capital Partners, Inc.

27 Pine Street, Suite 50

New Canaan, CT 06840

NewLake Capital Partners, Inc.

Qualification as a

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as tax counsel to NewLake Capital Partners, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-11, filed with the Securities and Exchange Commission (“SEC”) on September 8, 2021, as amended by the Post-Effective Amendment No. 1 to Form S-3 filed with the SEC on May 10, 2022 (the “Registration Statement”), with respect to the registration by the Company of 19,304,625 shares of common stock, par value $0.01 per share, of the Company, as set forth in the Registration Statement, as it may be amended from time to time. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon,

1.	the Articles of Incorporation of the Company, dated April 9, 2019;

2.	the Amended and Restated Agreement of Limited Partnership of NLCP Operating Partnership LP, dated July 15, 2020;

3.	the Registration Statement and the prospectus filed as part of the Registration Statement (the “Prospectus”); and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON

LOS ANGELES   MIAMI   NEW YORK   NORFOLK   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TOKYO   TYSONS   WASHINGTON, DC

www.HuntonAK.com

NewLake Capital Partners, Inc.

May 10, 2022

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.           each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.           during its current taxable year, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), true for such year;

3.           the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

5.           no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the factual matters discussed in the Prospectus under the caption “Material Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)    the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2019 through December 31, 2021, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2022 and thereafter; and

(b)    the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material Federal Income Tax Considerations” are correct in all material respects.

NewLake Capital Partners, Inc.

May 10, 2022

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of a Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. In addition, the opinions set forth above do not foreclose the possibility that a Company may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain REIT qualification. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificate.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Treasury regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion speaks only as of the date hereof.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

NewLake Capital Partners, Inc.

May 10, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP